UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

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☐	Definitive Proxy Statement

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☐	Soliciting Material under Rule 14a-12

SOLARIS OILFIELD INFRASTRUCTURE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Solaris Oilfield Infrastructure Announces Second Quarter 2024 Results and Continued Shareholder Returns for Third Quarter 2024

Second Quarter 2024 Summary Results and Highlights

•	Revenue of $74 million

•	Net income of $10 million and $0.20 per diluted Class A share; Adjusted pro forma net income* of $6 million and $0.13 per fully diluted share

•	Adjusted EBITDA* of $21 million

•	Generated $19 million of cash flow from operations and $18 million in free cash flow*

•	Returned a total of $5 million to shareholders in second quarter 2024 through dividends, resulting in $178 million cumulatively returned to shareholders since 2018

•	Announced third quarter 2024 dividend of $0.12 per share on July 29, 2024, to be paid on September 6, 2024, which, once paid, will represent Solaris’ 24th consecutive dividend

•

Announced entry into definitive agreement on July 9, 2024 to acquire Mobile Energy Rentals LLC (“MER”), a premier provider of distributed power solutions, for an initial purchase price of approximately $200 million, consisting of $60 million of cash and the issuance of approximately 16.5 million shares of the Company’s Class B common stock at a price per share of $8.50; proposed transaction remains subject to shareholder approval, receipt of regulatory approvals, and other customary closing conditions and is expected to close in the third quarter of 2024

HOUSTON, Texas, August 8, 2024 — (BUSINESS WIRE) — Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”), today announced second quarter 2024 financial and operational results.

“Solaris delivered another quarter of strong free cash flow as we continue to generate cash from our core sand handling equipment business and the organic additional fleet investments we made over the last few years,” Chairman and Chief Executive Officer Bill Zartler commented.

“The MER acquisition will provide Solaris an exciting opportunity to diversify into the growing distributed power market, which will provide an additional business line that we expect to deliver continued strong shareholder returns from a new earnings base with access to new end markets, including oil and gas production, midstream and downstream, as well as various commercial and industrial applications. We remain on track to close this transaction in the third quarter 2024.”

Shareholder Returns

A previously announced cash dividend of $0.12 per share of Class A common stock was paid on June 17, 2024 to holders of record as of June 7, 2024, and a distribution of $0.12 per unit was paid to holders of units in Solaris Oilfield Infrastructure, LLC (“Solaris LLC,” and such holders “Solaris LLC Unitholders”), subject to the same payment and record date, totaling approximately $5 million.

On July 25, 2024, Solaris’ Board of Directors approved a third quarter 2024 cash dividend of $0.12 per share of Class A common stock, to be paid on September 6, 2024 to holders of record as of August 23, 2024, and a distribution of $0.12 per unit to Solaris LLC Unitholders, which is subject to the same payment and record dates, or approximately $5 million in aggregate.

Solaris did not repurchase shares during the second quarter of 2024. Approximately $15 million remains in the current share repurchase authorization.

Pro forma for the announced third quarter 2024 dividend, Solaris has returned approximately $183 million to shareholders through dividends and share repurchases.

Cash Flow, Capital Expenditures and Liquidity

Net cash from operating activities was $19 million in the second quarter of 2024 and free cash flow* after asset disposals was positive $18 million in the second quarter of 2024, including a working capital use of $4 million.

Capital expenditures in the second quarter of 2024 were approximately $1 million.

As of June 30, 2024, Solaris had $5 million of cash on the balance sheet. Solaris ended the second quarter of 2024 with $16 million in borrowings outstanding and $53 million of liquidity. Net debt* (defined as total debt outstanding less cash) at the end of the second quarter of 2024 was $11 million.

Second Quarter 2024 Financial Review

Net income was $10 million and $0.20 per diluted Class A share, for second quarter 2024, compared to first quarter 2024 net income of $7 million and $0.14 per diluted Class A share, and second quarter 2023 net income of $12 million and $0.24 per diluted Class A share. Adjusted pro forma net income* for second quarter 2024 was $6 million, or $0.13 per fully diluted share, compared to first quarter 2024 adjusted pro forma net income of $7 million, or $0.16 per fully diluted share, and second quarter 2023 adjusted pro forma net income of $11 million, or $0.25 per fully diluted share.

Revenue was $74 million for second quarter 2024, which was up 9% from first quarter 2024 and down 4% from second quarter 2023. Adjusted EBITDA* for second quarter 2024 was $21 million, which was down 8% from first quarter 2024 and down 22% from second quarter 2023. The sequential increase in revenue was driven by an increase in lower-margin ancillary last mile logistics services activity. On an Adjusted EBITDA basis, this was more than offset by a sequential decline in fully utilized systems, resulting in a sequential decrease in Adjusted EBITDA. The decreases in revenue and Adjusted EBITDA from the second quarter 2023 were primarily due to a decrease in fully utilized systems.

During the second quarter of 2024, Solaris earned revenue on 92 fully utilized systems, which includes sand systems and top fill systems. Total fully utilized systems were down 10% from first quarter 2024 and down 15% from second quarter 2023. Solaris followed an average of 56 industry frac crews on a fully utilized basis in the second quarter of 2024, compared to 64 industry frac crews in the first quarter of 2024.

Footnotes

*	See “About Non-GAAP Measures” below for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables.

Conference Call

Solaris will host a conference call to discuss its results for second quarter 2024 on Friday, August 9, 2024 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978, or for participants outside of the United States (412) 317-6594. Participants should ask the operator to join the Solaris Oilfield Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at http://www.solarisoilfield.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (877) 344-7529 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 7967465. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that EBITDA, Adjusted EBITDA, Net debt, Free cash flow, Adjusted pro forma net income and Adjusted pro forma earnings per fully diluted share provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Solaris’ overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) provides mobile equipment that drives supply chain and execution efficiencies in the completion of oil and natural gas wells. Solaris’ patented systems are deployed across oil and natural gas basins in the United States. Additional information is available on our website, www.solarisoilfield.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, the volatility in global oil markets, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts, our future business and financial performance and our results of operations, and the other risks discussed in Part I, Item 1A. “Risk Factors” in our Annual

Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities Exchange Commission (the “SEC”) on February 27, 2024. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Additional Information About the Proposed Transaction and Where to Find It

In connection with the proposed transaction, the Company filed a a definitive proxy statement on Schedule 14A on August 7, 2024 (the “Proxy Statement”), and has commenced mailing of proxy cards, prior to the special meeting, in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s special meeting scheduled for August 30, 2024. Additionally, the Company will file other relevant materials with the SEC in connection with its proposed transaction with the equityholders of MER. The materials filed or to be filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of the Company are urged to read the Proxy Statement on file with the SEC and other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they contain or will contain important information about the transaction and the parties to the transaction.

Participants in the Solicitation

The Company, MER and their respective directors, executive officers, other members of their management and their employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Company stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s Proxy Statement on file with the SEC and other relevant materials filed with the SEC in connection with the transaction when they become available. Information concerning the interests of the Company’s and MER’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, are set forth in the Proxy Statement relating to the transaction.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SOLARIS OILFIELD INFRASTRUCTURE, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Revenue	$69,640	$69,925	$64,635	$134,275	$147,753
Revenue - related parties	4,246	7,277	3,255	7,501	12,171

Total revenue	73,886	77,202	67,890	141,776	159,924

Operating costs and expenses:
Cost of services (exclusive of depreciation and amortization)	46,131	45,652	39,887	86,018	98,875
Depreciation and amortization	9,565	9,071	9,934	19,499	17,488
Gain on reversal of property tax contingency (1)	(2,483)	—	—	(2,483)	—
Selling, general and administrative	8,259	6,825	7,990	16,249	13,363
Other operating expense (income), net (2)	560	(125)	123	683	(463)

Total operating costs and expenses	62,032	61,423	57,934	119,966	129,263

Operating income	11,854	15,779	9,956	21,810	30,661
Interest expense, net	(685)	(879)	(799)	(1,484)	(1,338)

Income before income tax expense	11,169	14,900	9,157	20,326	29,323
Provision for income taxes	(1,345)	(2,659)	(1,857)	(3,202)	(5,145)

Net income	9,824	12,241	7,300	17,124	24,178
Less: net income related to non-controlling interests	(3,616)	(4,709)	(2,983)	(6,599)	(9,077)

Net income attributable to Solaris Oilfield Infrastructure, Inc.	6,208	7,532	4,317	10,525	15,101
Less: income attributable to participating securities (3)	(410)	(383)	(277)	(676)	(700)

Net income attributable to Class A common shareholders	$5,798	$7,149	$4,040	$9,849	$14,401
Earnings per share of Class A common stock - basic	$0.20	$0.24	$0.14	$0.35	$0.47

Earnings per share of Class A common stock - diluted	$0.20	$0.24	$0.14	$0.35	$0.47

Basic weighted average shares of Class A common stock outstanding	28,335	29,542	28,587	28,461	30,373
Diluted weighted average shares of Class A common stock outstanding	28,335	29,542	28,587	28,461	30,373

1)	Represents reversal of a portion of previously recognized property tax contingency following a settlement agreement with Brown County Appraisal District.
2)	Other operating expense (income), net includes the gains or losses on the sale or disposal of assets, credit losses or recoveries, sublease income, transaction costs and other settlements.
3)	The Company’s unvested restricted shares of common stock are participating securities because they entitle the holders to non-forfeitable rights to dividends until the awards vest or are forfeited.

SOLARIS OILFIELD INFRASTRUCTURE, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$5,059	$5,833
Accounts receivable, net of allowances of $401 and $104, respectively	49,864	44,916
Accounts receivable - related party	4,422	2,378
Prepaid expenses and other current assets	6,544	4,342
Inventories	8,858	6,672
Assets held for sale	—	3,000

Total current assets	74,747	67,141
Property, plant and equipment, net	312,077	325,121
Non-current inventories	1,186	1,593
Non-current receivables, net of allowance of $692 and $862, respectively	1,069	1,663
Operating lease right-of-use assets	10,061	10,721
Goodwill	13,004	13,004
Intangible assets, net	339	702
Deferred tax assets	44,789	48,010
Other assets	492	342

Total assets	$457,764	$468,297

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,845	$12,654
Accrued liabilities	18,307	20,292
Current portion of payables related to Tax Receivable Agreement	2,684	—
Current portion of credit agreement	16,000	—
Current portion of operating lease liabilities	1,378	1,385
Current portion of finance lease liabilities	2,507	2,462
Other current liabilities	2,976	408

Total current liabilities	59,697	37,201

Operating lease liabilities, net of current	10,782	11,541
Credit agreement, net of current	—	30,000
Finance lease liabilities, net of current	1,212	2,401
Payables related to Tax Receivable Agreement, net of current	68,846	71,530
Other long-term liabilities	44	44

Total liabilities	140,581	152,717

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized, 30,338 shares and 30,448 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	283	290
Class B common stock, $0.00 par value, 180,000 shares authorized, 13,674 shares issued and outstanding as of June 30, 2024 and December 31, 2023; convertible into Class A common stock on a one-for-one basis	—	—
Additional paid-in capital	184,626	188,379
Retained earnings	19,692	17,314

Total stockholders’ equity attributable to Solaris Oilfield Infrastructure, Inc.	204,601	205,983
Non-controlling interest	112,582	109,597

Total stockholders’ equity	317,183	315,580

Total liabilities and stockholders’ equity	$457,764	$468,297

SOLARIS OILFIELD INFRASTRUCTURE, INC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2024	2023	2024
Cash flows from operating activities:
Net income	$17,124	$24,178	$9,824
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,499	17,488	9,565
Loss (gain) on disposal of assets	44	(18)	32
Stock-based compensation	4,876	3,904	2,659
Amortization of debt issuance costs	87	71	44
Allowance for credit losses	126	(2)	(174)
Inventory write-off	325	—	102
Deferred income tax expense	2,908	4,853	1,181
Other	(100)	(162)	(131)
Changes in operating assets and liabilities:
Accounts receivable	(4,480)	8,442	(2,685)
Accounts receivable - related party	(2,044)	(1,863)	(1,701)
Prepaid expenses and other assets	(2,439)	(520)	(3,390)
Inventories	(2,104)	(5,801)	(1,656)
Accounts payable	3,303	3,047	3,434
Accrued liabilities	1,109	(8,728)	4,255
Property tax contingency	(2,483)	—	(2,483)
Payments pursuant to Tax Receivable Agreement	—	(1,092)	—

Net cash provided by operating activities	35,751	43,797	18,876

Cash flows from investing activities:
Investment in property, plant and equipment	(4,021)	(40,130)	(663)
Cash received from insurance claims	326	69	326
Proceeds from disposal of property, plant and equipment	55	165	45

Net cash used in investing activities	(3,640)	(39,896)	(292)

Cash flows from financing activities:
Share repurchases and retirements	(8,092)	(25,757)	—
Distribution to non-controlling interest unitholders	(3,282)	(3,489)	(1,641)
Dividend paid to Class A common stock shareholders	(7,289)	(7,044)	(3,641)
Payments under finance leases	(1,214)	(1,326)	(612)
Proceeds from issuance of insurance notes payable	3,553	1,520	3,553
Payments under insurance premium financing	(991)	(823)	(577)
Payments related to debt issuance costs	—	(91)	—
Cancelled shares withheld for taxes from vesting of restricted stock	(1,570)	(1,355)	(31)
Borrowings under the credit agreement	4,000	35,000	—
Repayments of credit agreement	(18,000)	—	(14,000)

Net cash used in financing activities	(32,885)	(3,365)	(16,949)

Net (decrease) increase in cash and cash equivalents	(774)	536	1,635
Cash and cash equivalents at beginning of period	5,833	8,835	3,424

Cash and cash equivalents at end of period	$5,059	$9,371	$5,059

Non-cash investing and financing activities:
Capitalized depreciation in property, plant and equipment	$232	$202	$112
Capitalized stock based compensation	300	296	166
Property, plant and equipment additions incurred but not paid at period-end	412	3,402	412
Reclassification of assets held for sale to property, plant and equipment	3,000	—	—
Additions to property, plant and equipment through finance leases	70	1,926	70
Cash paid for:
Interest	$1,414	$1,028	$656
Income taxes	520	198	444

SOLARIS OILFIELD INFRASTRUCTURE, INC

RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES

(In thousands)

(Unaudited)

EBITDA AND ADJUSTED EBITDA

We view EBITDA and Adjusted EBITDA as important indicators of performance. We use them to assess our results of operations because it allows us, our investors and our lenders to compare our operating performance on a consistent basis across periods by removing the effects of varying levels of interest expense due to our capital structure, depreciation and amortization due to our asset base and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding trends and other factors affecting our business in addition to measures calculated under generally accepted accounting principles in the United States (“GAAP”).

We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.

EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for an analysis of our results of operation and financial condition as reported in accordance with GAAP. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternative to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDA.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Net income	$9,824	$12,241	$7,300	$17,124	$24,178
Depreciation and amortization	9,565	9,071	9,934	19,499	17,488
Interest expense, net	685	879	799	1,484	1,338
Provision for income taxes (1)	1,345	2,659	1,857	3,202	5,145

EBITDA	$21,419	$24,850	$19,890	$41,309	$48,149
Property tax contingency (2)	(2,483)	—	—	(2,483)	—
Accrued property tax (3)	(1,794)	—	—	(1,794)	—
Stock-based compensation expense (4)	2,659	1,924	2,217	4,876	3,904
Loss (gain) on disposal of assets	30	4	12	42	(357)
Credit (recoveries) losses	(174)	(2)	300	126	(2)
Transaction costs (5)	1,013	—	45	1,058	—
Other (6)	127	49	223	350	249

Adjusted EBITDA	$20,797	$26,825	$22,687	$43,484	$51,943

1)	United States federal and state income taxes.
2)	Represents reversal of a portion of previously recognized property tax contingency following a settlement agreement with Brown County Appraisal District.
3)

Represents reversal of previously recognized accrued property tax expenses following a settlement agreement with Brown County Appraisal District, included in cost of services in the condensed consolidated statements of operations.

4)	Represents stock-based compensation expense related to restricted stock awards and performance-based restricted stock units.
5)	Represents transaction costs incurred for activities related to acquisition opportunities.
6)	Other includes the net effect of inventory write-offs and other settlements.

FREE CASH FLOW

Free cash flow is an important supplemental measure to assess our liquidity but should not be considered as an alternative to net cash flow from operating activities presented in accordance with GAAP.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Net cash flows provided by operating activities	$18,876	$30,274	$16,875	$35,751	$43,797
Cash used for capital expenditures, net of proceeds from disposal of assets	(618)	(21,139)	(3,348)	(3,966)	(39,965)

Free cash flow	$18,258	$9,135	$13,527	$31,785	$3,832

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE

Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris LLC not held by Solaris Oilfield Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn’t believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company’s operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company’s performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Numerator:
Net income attributable to Solaris	$6,208	$7,532	$4,317	$10,525	$15,101
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	3,616	4,709	2,983	6,599	9,077
Loss (gain) on disposal of assets	30	4	12	42	(357)
Property tax contingency (2)	(2,483)	—	—	(2,483)	—
Accrued property tax (3)	(1,794)	—	—	(1,794)	—
Transaction costs (4)	1,013	—	45	1,058	—
Credit (recoveries) losses	(174)	(2)	300	126	(2)
Other (5)	127	49	223	350	249
Incremental income tax expense	(578)	(983)	(626)	(1,204)	(1,763)

Adjusted pro forma net income	$5,965	$11,309	$7,254	$13,219	$22,305

Denominator:
Weighted average shares of Class A common stock outstanding	28,335	29,542	28,587	28,461	30,373
Adjustments:
Potentially dilutive shares (6)	15,990	15,365	15,543	15,722	15,294

Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	44,325	44,907	44,130	44,183	45,667

Adjusted pro forma earnings per share - diluted	$0.13	$0.25	$0.16	$0.30	$0.49

(1)

Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)	Represents reversal of a portion of previously recognized property tax contingency following a settlement agreement with Brown County Appraisal District.
(3)

Represents reversal of previously recognized accrued property tax expenses following a settlement agreement with Brown County Appraisal District, included in cost of services in the condensed consolidated statements of operations.

(4)	Represents transaction costs incurred for activities related to acquisition opportunities.
(5)	Other includes the net effect of inventory write-offs and other settlements.
(6)	Represents the weighted-average potentially dilutive effect of Class B common stock, unvested restricted stock awards, unvested performance-based restricted stock units and stock options.

Contacts:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solarisoilfield.com